------
FORM 4
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                                                     ---------------------------
                                                             OMB APPROVAL
[  ] CHECK THIS BOX IF NO LONGER SUBJECT             ---------------------------
     TO SECTION 16. FORM 4 OR FORM 5                 OMB Number:       3235-0287
     OBLIGATIONS MAY CONTINUE. SEE                   Expires:  January 31, 2005
     INSTRUCTION  1(b).                              Estimated average burden
                                                     hours per response 0.5


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the
                         Investment Company Act of 1940


(Print or Type Responses)
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1. Name and Address of Reporting Person*

    Israel   Thomas     C
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    (Last)  (First)  (Middle)

    AC  Israel Enterprises, Inc.
        707 Westchester Ave.
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             (Street)

    White Plains, NY 10604
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    (City)    (State)    (Zip)
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2. Issuer Name and Ticker or Trading Symbol
    Griffin Land & Nurseries, Inc.      GRIF
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3.  I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

    ###-##-####
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4.  Statement for Month/Day/Year

    March 13, 2003
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5.  If  Amendment, Date  of  Original (Month/Day/Year)

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6.  Relationship of Reporting person(s) to Issuer
    (Check all applicable)

    [ X ] Director                     [   ] 10%  Owner
    [   ] Officer (give title below)   [   ] Other (Specify below)
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7.  Individual or Joint/Group Filing (check applicable line)
    [ X ] Form  filed  by  One  Reporting  Person
    [   ] Form filed by More than One Reporting Person
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===============================================================================
           TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                              OR BENEFICIALLY OWNED
===============================================================================

                                                                                       5.               6.
                                                          4.                           Amount of        Owner-
                                2A.                       Securities Acquired (A)      Securities       ship
                    2.          Deemed      3.            or Disposed of (D)           Beneficially     Form:      7.
                    Trans-      Execution   Transaction   (Instr. 3, 4 and 5)          Owned            Direct     Nature of
                    action      Date, if    Code          --------------------------   Following        (D) or     Indirect
1.                  Date        any         (Instr. 8)              (A)                Reported         Indirect   Beneficial
Title of Security   (Month/     (Month/     -----------             or                 Transaction(s)   (I)        Ownership
(Instr. 3)          Day/Year)   Day/Year)    Code    V     Amount   (D)      Price     (Instr. 3 & 4)   (Instr.4)  (Instr.4)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock        3/13/03     --           A       --    2,000    A        $1.77     22,661            D          --
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===============================================================================================================================

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
   4(b)(v).

PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                 SEC 1474 (9-02)


FORM 4 (continued)

===============================================================================
  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
     (e.g.,  puts,  calls,  warrants,  options,  convertible  securities)
===============================================================================

                                                                                                        9.         10.
                                                                                                        Number     Owner-
                                                                                                        of         ship
                                                                                                        deriv-     Form
                                                                                                        ative      of
                                              5.                             7.                         Secur-     Deriv-   11.
         2.                                   Number of                      Title and Amount           ities      ative    Nature
1.       Conver-            3A.               Derivative    6.               of Underlying     8.       Bene-      Secur-   of
Title    sion or            Deemed   4.       Securities    Date             Securities        Price    ficially   ity:     In-
of       Exercise  3.       Execut-  Trans-   Acquired (A)  Exercisable and  (Instr. 3 and 4)  of       Owned      Direct   direct
Deriv-   Price     Trans-   ion      action   or Disposed   Expiration Date  ----------------  Deriv-   Following  (D) or   Bene-
ative    of        action   Date,    Code     of (D)        (Month/Day/Year)          Amount   ative    Reported   In-      ficial
Secur-   Deriv-    Date     if any   (Instr.  (Instr. 3,    ----------------          or       Secur-   Trans-     Direct   Owner-
ity      ative     (Month/  (Month/  8)       4 and 5)      Date     Expira-          Number   ity      action(s)  (I)      ship
(Instr.  Secur-    Day/     Day/     ------   ----------    Exer-    tion             of       (Instr.  (Instr.    (Instr.  (Instr.
3)       ity       Year)    Year)    Code V    (A)  (D)     cisable  Date    Title    Shares   5)       4)         4)       4)
-----------------------------------------------------------------------------------------------------------------------------------
Common   $1.77     3/13/03  --       D    --   --   2,000   7/7/97   4/7/03  Common   2,000    $1.77    15,661     D        --
 Stock                                                                        Stock
 Options
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===================================================================================================================================

Explanation  of  Responses:

                               /s/ Thomas C. Israel               March 13, 2003
                               ---------------------------        --------------
                               **Signature of Reporting Person    Date



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.